Exhibit 99.1

Performant Financial Corporation Announces Financial Results for First Quarter 2014
Livermore, California, May 8, 2014-Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its first quarter ended March 31, 2014:
First Quarter Financial Highlights

•	Revenues increased to $58.6 million, representing year-over-year growth of 18.8%

•	Net income increased to $6.3 million, resulting in earnings per diluted share (EPS) of $0.13, compared to net income of $1.8 million, or $0.04 per diluted share, in the prior year period

•	Adjusted EBITDA increased to $17.4 million, compared to the prior year period of $11.4 million, representing year-over-year growth of 53.2%

•	Adjusted net income increased to $7.6 million, year-over-year growth of 92.3%. Adjusted net income per diluted share was $0.15, compared to $0.08 in the prior year period

First Quarter 2014 Results

Lisa Im, Performant Financial’s Chief Executive Officer said, “During the first quarter of 2014, we reported year over year revenue growth of nearly 19% compared to the prior year period. Our ability to continue to grow both Healthcare and Student Lending revenues is a reflection of our ability to execute even in the uncertain environment we are in.”

Student Lending revenues grew 18.5% during the first quarter to $39.4 million, from $33.3 million in the prior year period. Student Loan Placement Volume (defined below) during the quarter totaled $1.4 billion.
Healthcare revenues increased 32.1% during the first quarter of 2014 to $13.6 million from $10.3 million in the prior year period. Our Net Claim Recovery Volume (defined below) during the quarter was $120.3 million, compared to $90.4 million in the prior year period. Other revenues declined slightly during the first quarter to $5.6 million from $5.8 million in the prior year period.

As of March 31, 2014, the Company had cash and cash equivalents of approximately $90.7 million.

Business Outlook

“We are reiterating our expectations for 2014 and anticipate that full year revenues will be in the range of $200 to $240 million. Although 2014 is going to be a transitional year, we remain focused on identifying areas that foster long-term growth and customer diversification. We have made good progress on this objective, having executed contracts with four of the six largest commercial healthcare payers in the U.S.,” commented Im. “Given the GAO’s recent decision to deny the protests of the CMS recovery audit contract, we are hopeful that additional information concerning the award of these contracts will be forthcoming soon. ”

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate (the weighted-average percentage of our fees compared to amounts recovered by CMS). This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

Earnings Conference Call

The Company will hold a conference call to discuss its first quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed over the Internet from the Company's Investor Relations website at investors.performantcorp.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-9039 (domestic) or 201-689-8470 (international) and entering passcode 13580714. Participants should ask for the Performant Financial first quarter earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company's website or by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay passcode 13580714. The telephonic replay will be available until 11:59 pm (Eastern Time), May 15, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company's website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the value of services we provide to our clients, our growth initiatives, our expected revenues for 2014, and the timing of the new CMS Recovery Audit Contract award. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company's five largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	March 31, 2014	December 31, 2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$90,743	$81,909
Trade accounts receivable, net of allowance for doubtful accounts of $32 and $32, respectively and estimated allowance for appeals of $743 and $1,160 respectively	16,987	19,649
Deferred income taxes	7,562	6,847
Prepaid expenses and other current assets	3,968	4,400
Debt issuance costs, current portion	1,039	1,055
Total current assets	120,299	113,860
Property, equipment, and leasehold improvements, net	26,977	26,247
Identifiable intangible assets, net	31,580	32,513
Goodwill	81,572	81,572
Debt issuance costs, net	2,539	2,789
Other assets	259	279
Total assets	$263,226	$257,260
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$22,217	$10,763
Accrued salaries and benefits	7,879	11,826
Accounts payable	1,500	2,383
Other current liabilities	4,353	5,311
Income taxes payable	5,492	103
Estimated liability for appeals	17,683	15,283
Total current liabilities	59,124	45,669
Notes payable, net of current portion	108,396	122,541
Deferred income taxes	12,016	12,612
Other liabilities	1,968	2,204
Total liabilities	181,504	183,026
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at March 31, 2014 and December 31, 2013; issued and outstanding 48,457 and 48,316 shares at March 31, 2014 and December 31, 2013, respectively	5	5
Additional paid-in capital	50,934	49,791
Retained earnings	30,783	24,438
Total stockholders’ equity	81,722	74,234
Total liabilities and stockholders’ equity	$263,226	$257,260

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$58,624	$49,363
Operating expenses:
Salaries and benefits	24,787	23,982
Other operating expenses	20,265	18,868
Total operating expenses	45,052	42,850
Income from operations	13,572	6,513
Interest expense	(2,704)	(2,965)
Income before provision for income taxes	10,868	3,548
Provision for income taxes	4,523	1,727
Net income	$6,345	$1,821
Net income per share
Basic	$0.13	$0.04
Diluted	$0.13	$0.04
Weighted average shares
Basic	48,427	46,121
Diluted	49,639	49,007

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$6,345	$1,821
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	21	—
Depreciation and amortization	2,933	2,509
Deferred income taxes	(1,311)	—
Stock-based compensation	891	712
Interest expense from debt issuance costs and amortization of discount note payable	297	314
Changes in operating assets and liabilities:
Trade accounts receivable	2,662	3,620
Prepaid expenses and other current assets	432	(382)
Income Tax receivable	—	(2,092)
Other assets	20	21
Accrued salaries and benefits	(3,947)	(3,139)
Accounts payable	(883)	33
Other current liabilities	(958)	(2,190)
Income taxes payable	5,389	(430)
Deferred revenue	—	(909)
Estimated liability for appeals	2,400	2,131
Other liabilities	(16)	(57)
Net cash provided by operating activities	14,275	1,962
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(2,752)	(2,359)
Net cash used in investing activities	(2,752)	(2,359)
Cash flows from financing activities:
Repayment of notes payable	(2,691)	(2,760)
Proceeds from exercise of stock options	45	735
Income tax benefit from employee stock options	207	4,176
Payment of purchase obligation	(250)	(250)
Net cash provided by (used in) financing activities	(2,689)	1,901
Net increase in cash and cash equivalents	8,834	1,504
Cash and cash equivalents at beginning of period	81,909	37,843
Cash and cash equivalents at end of period	$90,743	$39,347
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$230	$1,550
Cash paid for interest	$2,401	$2,559

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, Except Per Share amount)
(Unaudited)

	Three Months Ended March 31, 2014
	2014	2013
Adjusted Earnings Per Diluted Share:
Net income	$6,345	$1,821
Plus: Adjustment items per reconciliation of adjusted net income	1,255	2,132
Adjusted net income	$7,600	$3,953

Adjusted Earnings Per Diluted Share	$0.15	$0.08
Diluted avg shares outstanding	49,639	49,007

	Three Months Ended March 31, 2014
	2014	2013
Adjusted EBITDA:
Net income	$6,345	$1,821
Provision for income taxes	4,523	1,727
Interest expense	2,704	2,965
Secondary offering expense(1)	—	1,624
Depreciation and amortization	2,933	2,509
Stock based compensation	891	712
Adjusted EBITDA	$17,396	$11,358

	Three Months Ended March 31, 2014
	2014	2013
Adjusted Net Income:
Net income	$6,345	$1,821
Secondary offering expense(1)	—	1,624
Stock based compensation	891	712
Amortization of intangibles(2)	933	933
Deferred financing amortization costs(3)	267	285
Tax adjustments(4)	(836)	(1,422)
Adjusted Net Income	$7,600	$3,953

(1) Represents direct and incremental costs associated with the Company's secondary offerings in February 2013.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(3) Represents amortization of capitalized financing costs related to debt offerings conducted in 2012.
(4) Represents tax adjustments assuming a marginal tax rate of 40%.